EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2004 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of Obie Media Corporation, which is incorporated by reference in Obie Media Corporation's Annual Report on Form 10-K for the year ended November 30, 2003. We also consent to the incorporation by reference of our report dated March 12, 2004 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCooper LLP

PricewaterhouseCooper LLP

Portland, Oregon
June 1, 2004